Exhibit 14.1

Code of Ethics and Conduct of Directors,
Senior Executives & Officers

General Philosophy

The Company expects all of its employees to act in accordance with and to comply with its Corporate Code of Conduct. The Corporate Code of Conduct is a set of business values and procedures that provides guidance to employees with respect to compliance with the law in all of their business dealings and decisions on behalf of the Company and with respect to the maintenance of ethical standards.

In addition to their being bound by the Corporate Code of Conduct, the Company has adopted this “Code of Ethics and Conduct of Directors, Senior Executives & Officers” for its

•	Directors;

•	Chief Executive Officer (the “CEO”);

•	Chief Financial Officer, the Group Financial Controller and other senior financial officers the (“Senior Financial Officers”); and

•	Other senior executives.

1	Ethics

To the best of their knowledge and ability, the Directors, the CEO, the Senior Financial Officers and senior executives must:

1.1	engage in and promote honest and ethical conduct, including the ethical handling of actual and apparent conflicts of interest between personal and professional relationships;

1.2	provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company or its subsidiaries files with, or submits to, the Australian Stock Exchange (ASX), the New Zealand Exchange (NZX), the US Securities and Exchange Commission (SEC) and other regulators and in other public communications made by the Company or its subsidiaries;

1.3	comply with applicable governmental laws, rules and regulations;

1.4	promptly report to the Chairman of the Audit & Risk Committee any information that he or she may have concerning (i) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to process, summarise and report financial data or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosure or internal controls; and

1.5	promptly report any violation of this section of the Code to the Chairman of the Audit & Risk Committee.

The Board has delegated to its Audit & Risk Committee the sole authority to approve any deviation or waiver from this Code, as contemplated by the Sarbanes-Oxley Act of 2002 and the Rules of the SEC, and only to the extent that such deviation of waiver does not result in any breach of the law.

Code of Ethics and Conduct of Directors,
Senior Executives & Officers

2	The Director as a Fiduciary

2.1	All Directors have a fiduciary relationship with the shareholders of the Company. A Director occupies a unique position of trust with the shareholders which makes it unlawful for a Director to improperly use his/her position to gain advantage for himself or herself.

2.2	The Director is expected to exercise skills commensurate with his/her level of knowledge and experience to increase the value of the Company (i.e. the value of the shareholders’ assets).

2.3	Because of the fiduciary relationship with the shareholders, a Director’s membership of the Board should be the subject of continual personal evaluation.

2.4	A Director who believes that a course of action proposed by or already undertaken by the Board or management is against the best interest of the Company and its shareholders, must be prepared to oppose that course of action and insist that his/her objection be fully documented and noted.

2.5	Any Director who believes the Board is failing to take action to remedy irregular practices within the Company should take similar steps.

3	Duties of a Director

Each Director must endeavour to ensure that the Company is properly managed so as to protect and enhance the shareholders’ interests.

To meet this obligation Directors must act honestly and should:

3.1	At all times exercise due care in their duties.

3.2	Be diligent, attend Board meetings (and Committee meetings as required) and make themselves knowledgeable about the business of the Company and the physical and social environment in which it operates.

3.3	Ensure that the shareholders and the stock market are informed of all material matters which require disclosure.

3.4	Avoid or fully disclose conflicts of interests.

3.5	Be impartial in their judgements and actions.

Directors should ensure they can give sufficient time and attention to detail so as to properly meet their duties as Directors.

Code of Ethics and Conduct of Directors,
Senior Executives & Officers

4	Conflict of Interest

At all times the Directors, the CEO, the Senior Financial Officers and senior executives must be able to act in the interests of the Company. Where the interests of associates such as family members, family trusts and family companies, or personal interests of their own or their family, may conflict with those of the Company, then they must immediately disclose such conflict and either: -

4.1	eliminate the conflict or;

4.2	abstain from participation in any discussion or decision making process in relation to the subject matter of the conflict; or

4.3	in exceptional circumstances he/she may have to consider resignation.

Executive Directors must always be alert to the potential for conflict of interest between management interests and their fiduciary duty as Directors.

5	Directors’ Interests

Directors will comply with applicable legislation and the requirements of the ASX, NZX, SEC and any other relevant exchange or regulator relating to disclosure of Directors’ interests.

6	Confidentiality

Directors, the CEO, the Senior Financial Officers and senior executives may acquire information not generally known to the public or other businesses such as trade secrets, processes, methods, advertising or promotional programs, sales and all statistics affecting financial results. This information is the property of the Company and it is improper whether deliberately or carelessly to disclose it to any other person unless the disclosure has first been authorised by the Company and, where appropriate, dealt with in accordance with the Company’s Continuous Disclosure policy.

Code of Ethics and Conduct of Directors,
Senior Executives & Officers

7	Insider Trading

7.1	Fiduciary duty requires that Directors, the CEO, the Senior Financial Officers and senior executives do not improperly utilise their position for personal gain or for the gain of associates.

7.2	Information concerning the activities or proposed activities of the Company, which is not public and which could materially affect the price of the Company’s shares, must not be used for any purpose other than valid Company requirements.

7.3	Each Director, the CEO, the Senior Financial Officers and senior executives are required to ensure that information in his or her possession and which would affect the price of the Company’s equity or debt securities, is transmitted only to those with a need to know for the proper discharge of their duties on behalf of the Company. Such information includes but is not limited to:-

7.3.1	financial results

7.3.2	profit forecasts

7.3.3	proposed share issues

7.3.4	borrowings

7.3.5	impending takeovers, acquisitions, mergers, reconstructions, litigation

7.3.6	significant changes in operations

7.3.7	new products and new discoveries

7.3.8	liquidity

7.3.9	major purchases or sales of assets

7.3.10	management restructuring

8	Policy on Dealing in Securities

8.1	All Directors, the CEO, the Senior Financial Officers, senior executives and employees must comply with the Company’s “Guidelines for the buying and selling of securities in Burns, Philp & Company Limited” (“the Guidelines”).

8.2	The Guidelines apply to dealings in securities of the Company and any subsidiaries companies by Directors, management, and employees and their Associates (as defined in the Guidelines).

9	Accounts

Directors, the CEO and the Senior Financial Officers must be satisfied that the accounts of the Company are drawn up in accordance with applicable laws and relevant accounting standards.

Code of Ethics and Conduct of Directors,
Senior Executives & Officers

10	Disclosure to the Board

10.1	A Director must immediately disclose to the Board any change in their status as an independent Director or in their interests in the Company.

10.2	The Board, or a person designated by the Board, shall determine appropriate actions to be taken in the event of violations of this Code. Such actions shall be designed to deter wrongdoing and to promote accountability for adherence to this Code.

10.3	Any waivers from or changes to this Code shall be promptly disclosed where required by applicable law.